EX-3.2

                       CERTIFICATE OF CORRECTION

                       Certificate of Correction
 (Pursuant to NRS 78,78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 and 92A)


1.  The name of the entity for which correction is being made:

5G Wireless Communications, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation

3. Filing date of the original document for which correction is being made:

September 16, 2004

4. Description of the inaccuracy or defect:

Incorrect description of shareholder vote in connection with amendment; no shareholder vote required.

5. Correction of the inaccuracy or defect.

The response to Item 3 of the Certificate of Amendment of Articles of Incorporation should read: "Not Applicable".

6.  Signature:


/s/  Jerry Dix                     CEO                       September 20, 2004
Authorized Signature              Title*                            Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited
Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.